FIRST FEDERAL BANCSHARES, INC.

                        Offer to Purchase for Cash up to
                       560,000 Shares of Its Common Stock
                   at a Purchase Price Not in Excess of $34.00
                         Nor Less Than $31.00 Per Share


              ----------------------------------------------------

           THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT
                   5:00 P.M., MOUNTAIN TIME, ON MAY 21, 2004,
                          UNLESS THE OFFER IS EXTENDED

              ----------------------------------------------------


     To the Participants in the First Federal Bank Employee's Savings & Profit Sharing Plan and Trust (the "Plan") with respect to whom all or a portion of their Plan accounts are invested in common stock of First Federal Bancshares, Inc., a Delaware corporation:

     Upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 16, 2004, receipt of which is hereby acknowledged, First Federal Bancshares is offering to purchase up to 560,000 shares of its common stock, $.01 par value per share, at a price not greater than $34.00 nor less than $31.00 per share, net to the seller in cash, without interest. This offer is being extended to all of First Federal Bancshares' stockholders, not just stockholders who are also participants in the Plan.

     Your account in the Plan includes an investment in shares of First Federal Bancshares. As a participant in the Plan, you may tender in the offer shares held on your behalf in your Plan account. The maximum number of shares that you can tender in the offer (unless you own shares outside of the Plan) is to the number of shares that are held in your Plan account as of 5:00 P.M., Mountain time, on April 16, 2004 (the "Determination Date"). You will not be able to tender Shares in excess of the number of Shares that are held in your Plan account on the Determination Date, even if additional shares are credited to your Plan account after the Determination Date. For your information only, the number of shares held in your Plan account on the Determination Date is set forth on the first page of the Directions Form attached hereto.

     If you wish to tender shares held in your Plan account, you must follow the instructions in this letter to instruct the Pentegra Group to authorize and direct Bank of New York, as the directed trustee of the Plan's assets, to tender on your behalf some or all of the shares held in your Plan account on the Determination Date. Failure to follow these instructions properly may make you ineligible to tender any of the shares held in your Plan account in the offer. In accordance with your instructions, the Pentegra Group will direct the trustee to tender shares in your Plan account on your behalf. A tender of the shares held on your behalf in your Plan account can be made only through the Pentegra Group.

     If you do not wish to direct the tender of any portion of the shares in your Plan account, you do not need to take any action.

     First Federal Bancshares will determine the single per share price, not in excess of $34.00 nor less than $31.00 per share, net to the seller in cash, that it will pay for shares validly tendered pursuant to the offer, taking into account the number of shares so tendered and the prices specified by tendering stockholders. First Federal Bancshares will select the lowest purchase price that will allow it to buy 560,000 shares, or the lesser number of shares that are properly tendered at prices not in excess of $34.00 nor less than $31.00 per share. All shares validly tendered at prices at or below the purchase price and not withdrawn on or prior to the expiration date, as defined in section 1 of the Offer to Purchase, will be purchased at the purchase price, subject to the terms and conditions of the offer, including the proration, conditional tender and odd lot provisions. See sections 1 and 16 of the Offer to Purchase.

     Upon the terms and subject to the conditions of the offer, if, at the expiration of the offer, more than 560,000 shares are validly tendered at or below the purchase price and not withdrawn, First Federal Bancshares will buy shares (i) first from stockholders who owned beneficially as of the close of business on April 16, 2004 and continue to own beneficially as of the expiration date, an aggregate of fewer than 100 shares who properly tender all their shares at or below the purchase price, (ii) second, on a pro rata basis, from all other stockholders who properly tender their shares at prices at or below the purchase price, and do not withdraw them prior to the expiration of the offer, other than stockholders who tender conditionally, and for whom the condition is not satisfied, and (iii) if necessary, shares conditionally tendered, for which the condition was not satisfied, at prices at or below the purchase price selected by random lot. If any stockholder tenders all of his or her shares and wishes to avoid proration or to limit the extent to which only a portion of such shares may be purchased because of the propration provisions, the stockholder may tender shares subject to the condition that a specified minimum number of shares or none of such shares be purchased. See sections 1, 2 and 6 of the Offer to Purchase. All shares not purchased pursuant to the offer, including shares tendered at prices greater than the purchase price and shares not purchased because of proration or because they were conditionally tendered and not accepted for purchases will be returned to the tendering stockholders at First Federal Bancshares's expense promptly following the expiration date.

     If you tender shares, and your shares are purchased, the tender proceeds will be reinvested in the Money Market Fund. Once the tender proceeds have been credited to Money Market Fund, you may reallocate your investments among the various investment funds under the Plan in the usual manner.

     First Federal Bancshares' offer is being made solely upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and Letter of Transmittal, which, as amended or supplemented from time to time, together constitute the offer. The offer is being made to all holders of shares of common stock of First Federal Bancshares. The offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares residing in any jurisdiction in which the making of the offer or acceptance of the offer would not be in compliance with the securities laws of that jurisdiction.

     Because the terms and conditions of the Offer to Purchase and Letter of Transmittal will govern the tender of shares held in the Plan, you should read these documents carefully before making any decision regarding the offer. THE LETTER OF TRANSMITTAL, HOWEVER, IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES THAT ARE HELD ON YOUR BEHALF IN YOUR PLAN ACCOUNT.

     To direct the Plan trustee to authorize the tender of any or all of the Shares held on your behalf in your Plan account, you must complete the enclosed Directions Form and return it to the Pentegra Group, as agent of the trustee, in the enclosed self-addressed envelope to:

     Pentegra Group
     108 Corporate Park Drive
     White Plains, NY 10604-3805
     Attn: J. Gagnon

     If you have any questions concerning the offer or the tender of shares held in your Plan account, please contact Kevin Finnegan, Esq. at the Pentegra Group by calling (800) 872-3473 or Georgeson Shareholder Communications, Inc., the information agent for the offer, toll-free at (800) 501-4292.

     When considering whether or not to participate in the offer, it is important that you note the following:

     1. We have been advised that if the Pentegra Group has not received your Directions Form at least five (5) business days before the expiration of the offer, the trustee will not tender any Shares held on your behalf in the Plan. The offer, proration period and withdrawal rights will expire at 5:00 P.M., Mountain time, on Friday, May 21, 2004, unless the offer is extended. Consequently, your Directions Form must be received by the Pentegra Group no later than 5:00 P.M., Mountain time, on Friday, May 14, 2004 to allow sufficient time to process the instructions of Participants.

     2. Shares held in your Plan account may be tendered at prices not greater than $34.00 nor less than $31.00 per share, subject to the price-based repurchase limitations of the Plan discussed below.

     3. The Plan is prohibited from selling shares to First Federal Bancshares for a price that is less than the prevailing market price. Accordingly, if you elect to tender shares at a price that is lower than the closing sale price of Shares on the Nasdaq National Market on the expiration date of the offer, the tender price you elect will be deemed to have been increased to the closest tender price that is not less than that closing price. This may result in such Shares not being eligible for purchase.

     4. First Federal Bancshares' Board of Directors has approved the making of the offer. However, neither First Federal Bancshares nor its Board of Directors nor the Pentegra Group, Bank of New York or the Information Agent is making any recommendation as to whether you should tender or refrain from tendering your Shares or at what purchase price you should choose to tender your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the price or prices at which you will tender them.

     5. Your tender instructions will be held in strict confidence by the Pentegra Group and Bank of New York and will not be divulged or released to any directors, officers or employees of First Federal Bancshares, other than the members of the Plan's administrative committee and except as may be required by law.

     6. Tendering stockholders will not be obligated to pay any brokerage fees or commissions or solicitation fees to the dealer/manager, depositary, information agent or First Federal Bancshares or, except as described in the Letter of Transmittal, stock transfer taxes on the transfer of shares pursuant to the offer.

     7. As more fully described in the Offer to Purchase, tenders will be deemed irrevocable unless timely withdrawn. If you instruct the Pentegra Group to authorize and direct Bank of New York, as the directed trustee of the Plan's assets, to the tender some or all of the shares held in your Plan account, and you subsequently decide to change your instructions or withdraw your tender of shares, you may do so by submitting a new Directions Form. However, the new Directions Form will be effective only if it is received by the Pentegra Group on or before 5:00 P.M., Mountain time, on Friday, May 14, 2004, five (5) business days before the expiration of the offer. The offer is scheduled to expire at 5:00 P.M., Mountain time, on Friday, May 21, 2004, subject to extension. Upon receipt of a timely submitted new Directions Form, your previous instructions to tender the shares will be deemed canceled. If your new Directions Form directed the Pentegra Group at the address noted above to withdraw from tender the shares held on your behalf in your Plan account, you may later re-tender those shares by submitting another Directions Form at the above address so long as it is received by the Pentegra Group at least five (5) business days before the expiration of the offer. Additional Directions Forms may be obtained by calling Georgeson Shareholder, the information agent for the offer, toll-free at (800) 501-4292, or by contacting the Pentegra Group, at the above-referenced telephone number or address, attention: J. Gagnon.

     8. If the number of shares held in your Plan account at the close of the third business days before the expiration of the offer is less than the number of shares you have instructed the Pentegra Group to tender (and you have not otherwise withdrawn), then you will be deemed to have withdrawn the tender of that number of Shares by which the number Shares held in your Plan account on that day is less than the number of Shares you have instructed the Pentegra Group to tender.

     9. If you want to participate in the offer and wish to maximize the chance of having First Federal Bancshares accept for exchange all the Shares you are tendering hereby, you should check the box marked "Shares Tendered at Price Determined by Dutch Auction" in the attached Directions Form and complete the other portions as appropriate. Doing so will result in you receiving a price per share that could be as low as $31.00 or as high as $34.00, subject to the price-based repurchase limitations of the Plan discussed above.

     10. If you wish to select a specific price at which you will be tendering your shares, you should select one of the boxes in the section captioned "Price (In Dollars) Per Share At Which Shares Are Being Tendered" in the attached Directions Form and complete the other portions as appropriate.

     Participants in the Plan may not take advantage of the "odd lot" priority described in Section 1 of the Offer to Purchase. While fewer than 100 Shares may be allocated to a participant's Plan account, the record holder of shares held in participants' accounts in the Plan has significantly more than 100 shares and, therefore, shares held in the Plan are not eligible to avoid proration by virtue of the "odd lot" priority.

     Under certain circumstances, First Federal Bancshares may prorate the number of shares purchased in the offer. A participant in the Plan may tender shares subject to the condition that a specified minimum number of his or her shares tendered must be purchased if any shares tendered are purchased from the participant. If you wish to make a conditional tender, you must indicate this in the box captioned "Conditional Tender" in Directions Form. In that box, you must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After the offer expires, if more than 560,000 shares are properly tendered and not withdrawn and First Federal Bancshares must prorate acceptance of and payment for tendered shares, First Federal Bancshares will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally, and not withdrawn. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any participant below the minimum number specified by that participant, the conditional tender will automatically be regarded as withdrawn, unless chosen by lot for reinstatement as discussed in section 6 of the Offer to Purchase.

     Unless you direct the Pentegra Group on the enclosed Directions Form to tender shares held on your behalf in your Plan account, no shares will be tendered. IF YOU SUBMIT A COMPLETED AND EXECUTED DIRECTION FORM TO THE PENTEGRA GROUP, BUT DO NOT INDICATE THE NUMBER OF SHARES HELD IN YOUR PLAN ACCOUNT YOU WISH TO TENDER, YOU WILL BE DEEMED TO HAVE TENDERED, AND THE PENTEGRA GROUP WILL AUTHORIZE AND DIRECT BANK OF NEW YORK TO TENDER, THE THAT NUMBER OF THE SHARES HELD IN YOUR PLAN ACCOUNT ON THE DETERMINATION DATE.

                                               [Name of Participant:___________]
                              [Shares in Plan Account on April 16, 2004:_______]

                                 DIRECTIONS FORM
                 WITH RESPECT TO THE OFFER TO PURCHASE FOR CASH
                                       BY

                         FIRST FEDERAL BANCSHARES, INC.

                                       FOR

                    UP TO 560,000 SHARES OF ITS COMMON STOCK
                              DATED APRIL 16, 2004


     The undersigned acknowledges receipt of the Letter to the Participants in the First Federal Bank Employee's Savings & Profit Sharing Plan and Trust (the "Plan"), the Offer to Purchase, dated April 16, 2004, and the related Letter of Transmittal in connection with the offer by First Federal Bancshares, Inc., a Delaware corporation, to purchase up to 560,000 shares of its common stock, $.01 par value per share.

     These instructions will instruct the Pentegra Group to authorize and direct Bank of New York, as the directed trustee of the Plan's assets, to tender a number of shares allocated to your Plan account as indicated below upon the terms and subject to the conditions set forth in the Offer to Purchase.

     The maximum number of shares that you can tender in the offer (unless you own shares outside of the Plan) is the number of shares that are held in your Plan account as of 5:00 P.M., Mountain time, on April 16, 2004 (the "Determination Date"). You will not be able to tender shares in excess of the number of shares that are held in your Plan account on the Determination Date, even if additional shares are credited to your Plan account after the Determination Date.

     Shares held in your Plan account for which the Pentegra Group does not receive directions will not be tendered.


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(1)  Number of shares tendered

The undersigned hereby instructs you to tender to First Federal Bancshares the number of shares indicated below, at the price per share indicated below, pursuant to the terms and subject to the conditions of the Offer.

 Aggregate number of shares to be tendered for me:                                                   shares
                                                               -------------------------------------
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


                                                                       Dated ________________________, 2004
--------------------------------------------------------------
 (SIGNATURE)

Print Name:
           ---------------------------------------------------

Social Security Number:
                       ---------------------------------------

Address:
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


                             (Continued on Reverse)

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(2)  Price (in dollars) per share at which shares are being tendered
     (see instruction 5 on the Letter of Transmittal)

                                                       CHECK ONLY ONE BOX
                 If more than one box is checked, or if no box is checked, there is no valid tender of shares.

                                 Option 1: Shares Tendered At Price Determined By Dutch Auction

[ ]  I want to maximize the chance of having First Federal Bancshares purchase all of the shares I am tendering (subject to the possibility of proration). Accordingly, by checking this box instead of one of the price selection boxes below, I hereby tender my shares at the purchase price resulting from the Dutch auction tender process. I acknowledge that this action will result in me receiving a price per share that could be as low as $31.00 or as high as $34.00 and could contribute to lowering the purchase price ultimately selected by First Federal Bancshares.

                                                               OR

                                  Option 2: Shares Tendered At Price Selected By Stockholder*

By checking one of the boxes below instead of the box above, I hereby tender shares at the price checked. I acknowledge that this action could result in none of the shares being purchased if the purchase price for shares is less than the price checked. (Stockholders who wish to tender shares at more than one price must complete a separate letter for each price at which shares are tendered.)

   [ ] $31.00     [ ] $31.50    [ ] $32.00      [ ] $32.50      [ ] $33.00      [ ] $33.50      [ ] $34.00


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

* As described in the letter delivered to you with this Directions Form, the price you elect will be adjusted to equal the closing price of Shares on the expiration date for the offer, as reported on the Nasdaq National Market, if such closing price is greater than the price you designated above, or, if the closing price is not an available option under this offer, the price you elect will be adjusted to the next highest available price that is not less than the closing price on the expiration date. If the closing price for shares of First Federal Bancshares on the expiration date is higher than $34.00 per share, or, if less, the purchase price for shares in this tender offer, none of the shares allocated to your account will be sold.

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(3)  Conditional tender
     (See Section 6 in the Offer to Purchase)

You may condition the tender of your shares upon the purchase by First Federal Bancshares of a specified minimum number of the shares you tendered. Unless at least the minimum number of shares tendered by you is purchased by First Federal Bancshares, none of the shares tendered hereby will be purchased. You are urged to consult your tax advisor. Unless this box has been completed by specifying a minimum number of shares, the tender will be deemed unconditional.

[ ]  Check here and complete the following if your tender is conditional on First Federal Bancshares purchasing all or a minimum number of your tendered shares.

Minimum number of shares that must be purchased, if any are purchased:                                     shares
                                                                       ----------------------------------

If, because of proration, the minimum number of shares designated will not be purchased, First Federal Bancshares may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, you must have tendered all of your shares.

[ ]   Check here if you are tendering all of the shares you own.

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